Exhibit 4.14

July 14, 2005

Modification to Principle Rental Agreement dated 1 February 1998

Between: Team Computers and Systems Ltd. (hereinafter "the lessor")

And: T.T.I. Team Telecom International Ltd. (hereinafter "the lessee")

Whereas         The lessee has actively rented from the lessor the unit that is found in the property owned by the lessor, as of 1 February 1998, according to the principle renting agreement as of 1 February 1998 (this contract, together with the announcement of the first expansion (as defined hereinafter), the second expansion (as defined hereinafter) and the modification to the agreement (found hereinafter) will be called hereinafter: “the rental agreement”). The principle rental agreement is attached to this agreement as Appendix A.

And whereas In accordance with the announcement of the lessee as of 1 January 1999, in accordance with the rental agreement, the lessee has realized the option to rent additional areas (hereinafter: “the first expansion”),

And whereas The lessee and the lessor have agreed together on the expansion of the rental area by an additional 2,800 square meters, that was occupied as of 24 February 2001 and as of 16 July 2001 (hereinafter “the second expansion”).

And whereas The lessee advised the company on 2 September 2002 of its intention to realize the option period as per the rental agreement. The announcement is attached to this agreement as Appendix B.

And whereas A modification to the rental agreement has been signed by both parties as of 2 September 2002 (hereinafter “modification to the agreement”).

The Agreement was agreed, stipulated and declared as follows:

The parties agree to change the agreement as follows:

1.	The rental area was changed in such a way that the rental area is considered by the parties to have been reduced. Until 31 July 2005, the lessee will return to the lessor the complete area on Floor 1, that is 1,258 square meters total (including the relative percentage of the public area), as stated in the rental agreement (hereinafter: “the restored area”).

2.	The lessee will pay the lessor, at the time of signing this agreement for the return of the restored area, a third of the rental payment that would have been paid if the restored area would have been returned at the end of the rental period, that is, 446,526 NIS.

3.	The lessee states that he knows that the lessor is negotiating to sell the rented area and that the lessor has undertaken that in the event the rental area is sold, the lessee maintains all lessee rights as listed in the rental agreement.

4.	From the time of the return of the restored area to the lessor as stated above, all taxes, excise taxes, license fees and other payments due on the property, or portions thereof, are the responsibility, without exception, of the lessor. Without denigrating the general statement above, and of other clauses of this contract, it is clarified here that from the period stated herein the lessor will pay all municipal taxes for the rental area. In order to remove any doubt, the lessee will pay the lessor only the rental fee; and all other fees and payments are the responsibility of the lessor.

5.	Until the time of the return of the restored area to the lessor as stated above, all taxes, excise taxes, license fees and other payments due on the property, or portions thereof, are the responsibility, without exception of the lessee. Without denigrating the general statement above, and of other clauses of this contract, it is clarified here that until the period stated herein, the lessee will pay all municipal taxes for the rental area.

6.	All other agreement clauses are in affect, in accordance with the changes stated above.

7.	The changes stated in this agreement regarding the size of the rental area and the rental fee for the reduction of the size of the area, have been discussed by both parties; and any pervious agreement either verbally or written, that may have been between the parties and/or exchange of words and/or offers between the parties, as to this issue are nil and invalid unless included in this agreement. Any change to this agreement and its Appendices is valid only if found in writing and signed by both parties.

8.	The validity of this modification is conditional upon receipt of all approvals as required by law.

And as proof both sides have hereto signed:

/s/ Team Computers and Systems Ltd.	/s/ T.T.I. Team Telecom International Ltd.